Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
PROVIDES REVIEW OF 2013 CORPORATE ACTIVITIES

Company’s President and Chief Executive Officer Discusses Company’s Achievements for 2013 and Provides Overview of the Company’s Business Strategy for 2014

LITTLE RIVER, S.C., January 28, 2014 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), announced today that it posted a letter from David R. LaVance, the Company’s President and Chief Executive Officer, on the Company’s website, www.ietltd.net, which provides a review of the Company’s 2013 corporate activities and an overview of the Company’s business strategy for 2014.  The contents of that letter are provided below:

Dear Fellow Stockholder:

In 2013, IET made solid progress towards its goal of becoming an independent and self-supporting company.  We adopted a strategy focused on three market opportunities.  One of those opportunities gained significant momentum in 2013.  The other two opportunities experienced slower growth, mostly because of a lack of market awareness due to the limited resources available during the year.

Oil and Gas

We have identified the oil and gas market as a market of great potential.  During 2013, we focused on pursuing sales relationships in that market.  As a result, we have started delivering Excelyte™ on a regular basis to customers in Utah.

As one can imagine, the introduction of “new anything” that has a short history and has not been regularly used requires extensive testing and trials.  The oil and gas operators and owners are a conservative group who make big bets on their financial future each day.    They do not want to inadvertently impact their drilling opportunities by introducing harmful chemicals into the wells.
Accordingly, we have gone through extensive testing regimens at prospective customers’ sites.  Those testing results have been positive, and have shown the efficacy of the product.  As we have previously disclosed, Excelyte™ is non-toxic and effective as a biocide and hydrogen sulfide scavenger in the hydraulic fracturing and other water-intensive activities in oil and gas production, and there is no evidence that Excelyte™ harms wells or drilling equipment or other fracking chemicals.

We have had ongoing discussions with several oil and gas producers who are now interested in becoming customers.  We also enhance our production capability of Excelyte™ through a significant purchase of EcaFlo™ equipment to manufacture Excelyte™.  The Company is now able to establish manufacturing depots to supply Excelyte™ in the Utah and other oil basins in which we are targeting.  We expect the oil and gas market to become our lead market for Excelyte™.  Because the volume of product required by oil producers is significant, we believe this market opportunity has more potential than our other market opportunities.  Our expectation is that IET will have secured contracts for delivery of Excelyte™ in a second basin in 2014 and we will continue to expand our sales efforts to additional basins as our business grows.

In each basin we serve, IET will establish a fluids production facility to be staffed with a lead salesman (GM), supported by a sales engineer who will troubleshoot issues with customers and production technicians.  Delivery of Excelyte™ will be done via normal water hauling services.  IET’s production facilities will be established in typical flex space and will likely start with 4-6 EcaFlo™ units.  Because of the stand-alone nature of the production machines, up to 30 units can be set up in approximately 2,500 square feet of space.  These manufacturing depots only require power and clean water, but no special sewerage or by-product disposal services.  A facility containing six of our four cell Ecaflo™ units can produce approximately 7,200 gallons of product daily.  We believe that as business volume increases in each basin, the potential market for such basins could easily exceed ten times that amount on a daily basis over the near term.

Pricing for product depends on usage volumes.  Although we are frequently asked questions about pricing, at this time we are not publishing rate data, as it is a highly competitive environment.  However, one would expect a standard price per gallon to emerge during the coming year as usage becomes standardized.  The Company is developing additional products, with varying concentrations of chlorine and lower amounts of salt, that it intends to introduce as product differentiators.  This should also allow a tiered pricing model.

Heathcare

We previously reported that a second significant market lies in the disinfection of hospitals, nursing homes and clinics.  During 2013, we expanded our EPA label to include more pathogens, especially C. difficile spores, the most common carbapenem-resistant Enterobacteriaceae (CRE) and Tuberculosis.  That label expansion qualifies our product as usable to healthcare facilities, because it now meets OSHA standards that protect healthcare workers.  We have also worked with the Carson-Tahoe Regional Medical Center, in Carson City, Nevada, to complete a field test demonstrating the efficacy of the product in actual hospital conditions.  The results of that trial indicate Excelyte™ is effective in reducing and eliminating labeled pathogens in hospital rooms.  A paper is expected to be published in spring 2014 by Carson-Tahoe Regional Medical Center indicating the findings in the study.

For hospital applications, trial data is paramount in making sales.  We have undertaken additional testing to show efficacy with additional species of bacteria, and we have worked extensively on new and effective application methods.  One of those systems is now being reviewed by the EPA for use in healthcare settings.  If approved, this system will allow users to apply the product by means other than spraying and wiping, producing a more efficient delivery system to “kill” the harmful germs responsible for the plague of hospital-borne deaths and diseases.    IET is now seeking additional hospital testing sites to gather more usage data to support the data collected at Carson-Tahoe Regional Medical Center.  We also are in discussions with two potential partners for distribution into hospitals.

Food Production

In the food production market, we continue our selling efforts into the dairy marketplace in Utah and Idaho and have located a prospective distributor for California to help establish the Excelyte™ brand, operate our production depots and distribute product into dairies in that state.  This relationship brings the potential of expansion into other dairy regions beyond the few markets we currently serve.  IET believes the dairy market, if fully developed, can be a valuable market and can be better penetrated by established dairy distributors with pre-existing relationships in the dairy businesses.  Our approach will be to contract with distributors already selling into the dairy market and then to other food production markets.

Focus for 2014

IET is focusing on several important objectives for the coming year:

1.
Increasing our presence in the oil and gas by establishing a production facility in at least one additional basin and expanding sales in our first territory, Utah.  We intend to recruit a general manager to oversee the efforts in oil and gas, and are keen on establishing this business as a self-supporting division professionally managed and poised to expand throughout the other western states.

2.	Finalizing the trials to support sales in healthcare and initiating sales via distributors in the healthcare market.
3.	Expanding the food production offering by engaging distributors now supplying the dairies in the large dairy states, beginning in California and the other western states.
We believe these are reasonable mileposts for a developing company that is competing in these markets.  2013 was a year of development and we expect 2014 to be one of growth.  As that growth accelerates, the Company will have more resources to deploy, including the resources necessary to improve communications with investors, publish marketing materials and inform the marketplace of the tremendous advantages that the Excelyte™ product delivers.

As 2014 begins, we want to express our appreciation to our stakeholders, including stockholders, customers and employees.  We look forward to a productive year in 2014.

Sincerely,

/s/ David R. LaVance
Chairman, President &
Chief Executive Officer

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company sells anolyte disinfecting solution under the EcaFlo™ and Excelyte™ brand names.  The solution is produced by the Company’s proprietary EcaFlo™ equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  EcaFlo™ Anolyte and Excelyte™ solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo™ equipment also produces a cleaning solution that the Company sells under the Catholyte Zero™ brand name.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  The Company is currently focused on selling its anolyte solutions to agriculture and dairy farmers, oil and gas production companies and healthcare facilities.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 820-1415